Exhibit 77(q)(1)

                                    EXHIBITS

(a)(1) Certificate of Amendment to the Registrant's Trust Instrument changing the Registrant's name from "Pilgrim Variable Insurance Trust" to "ING Variable Insurance Trust", and the changing the Fund's name from "Pilgrim VIT Worldwide Growth Fund" to "ING VP Worldwide Growth Portfolio" is attached herewith.

(a)(2) Amendment to the Registrant's Trust Instrument removing the upper limit on the number of Trustees that the Board of Trustees may set from time to time is attached herewith.